                                 EXHIBIT 10.01



                       PURCHASE AND ASSUMPTION AGREEMENT

                            DATED DECEMBER 6, 1994

                                     AMONG

               THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION),

                     COMMUNITY BANK, NATIONAL ASSOCIATION,

                                      AND

                          COMMUNITY BANK SYSTEM, INC.

                               TABLE OF CONTENTS


                                                                     Page
                                                                     ----
I.    DEFINITIONS

      1.1   Certain Defined Terms...................................  1
      1.2   Accounting Terms........................................  5
      1.3   Materiality.............................................  5

II.   TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

      2.1   Transfer of Assets......................................  5
      2.2   Assumption of Liabilities...............................  6
      2.3   Transfer of Records.....................................  6
      2.4   Tax Matters.............................................  7
      2.5   Matters Relating to the Sale of the Real Property.......  7
      2.6   Proration of Certain Expenses...........................  8
      2.7   Back Office Conversion..................................  8
      2.8   Processing of Certain Items After Closing...............  9
      2.9   Information Returns.....................................  9
      2.10  Environmental Inspections...............................  9
      2.11  Optional Exclusion of Certain Commercial Real
             Estate Loans...........................................  10

III.  BID AMOUNT AND PAYMENTS

      3.1   Amount of Premium.......................................  10
      3.2   Payment by Seller.......................................  11
      3.3   Settlement..............................................  12

IV.   SELLER'S REPRESENTATIONS AND WARRANTIES

      4.1   Power and Authority.....................................  13
      4.2   Litigation and Regulatory Proceedings...................  13
      4.3   Consents and Approvals..................................  13
      4.4   Real Property and Fixed Assets..........................  13
      4.5   Ownership of Loans......................................  14
      4.6   Validity of and Compliance with Real Property Leases
             and Tenant Leases......................................  14
      4.7   Financial Information...................................  14
      4.8   Taxes...................................................  14

                                                                     Page
                                                                     ----

      4.9   Labor Relations.........................................  15
      4.10  Insurance...............................................  15
      4.11  Environmental Matters...................................  15

V.    BUYER'S AND CBSI'S REPRESENTATIONS
       AND WARRANTIES

      5.1   Power and Authority.....................................  15
      5.2   Litigation and Regulatory Proceedings...................  16
      5.3   Consents and Approvals..................................  16
      5.4   Retirement Plan Accounts................................  16
      5.5   Intent to Operate Branches..............................  16

VI.   ADDITIONAL AGREEMENTS OF SELLER

      6.1   Access to Seller's Premises, Records, and Personnel.....  17
      6.2   Communications with Seller's Customers..................  17
      6.3   Regulatory Approvals....................................  17
      6.4   Conduct of Business.....................................  17
      6.5   Indemnification.........................................  18
      6.6   Exclusive Arrangement...................................  18
      6.7   IRAs and Qualified Retirement Plan Accounts.............  18
      6.8   Non-Solicitation of Certain Customers After Closing.....  18
      6.9   Establishment of Banking Offices........................  19
      6.10  Landlord and Lessor Consents............................  19
      6.11  Buyer's Registration Statement..........................  20

VII.  ADDITIONAL AGREEMENTS OF BUYER

      7.1   Solicitation of Seller's Customers......................  20
      7.2   Regulatory Approvals....................................  20
      7.3   Indemnification.........................................  21
      7.4   Confidentiality.........................................  21
      7.5   Change of Name, Etc.....................................  21
      7.6   Continued Operation of the Branches.....................  21
      7.7   Accounts in Bankruptcy..................................  22
      7.8   Deposit in Escrow.......................................  22

                                                                     Page
                                                                     ----

VIII. EMPLOYEES OF THE BRANCHES

      8.1   Retention of Employees..................................  22
      8.2   Training................................................  23
      8.3   Non-Solicitation........................................  23
      8.4   FAS 106 Adjustment......................................  23

IX.   CLOSING AND CONDITIONS TO CLOSING

      9.1   Time and Place of Closing...............................  24
      9.2   Exchange of Closing Documents...........................  24
      9.3   Buyer's Conditions to Closing...........................  24
      9.4   Seller's Conditions to Closing..........................  26
      9.5   Survival of Representations and Warranties..............  26

X.    TERMINATION

      10.1  Termination by Either Party.............................  27
      10.2  Break-up Fee............................................  27
      10.3  Regulatory Condition....................................  28

XI.   CERTAIN REPRESENTATIONS AND COVENANTS OF CBSI

      11.1  CBSI's Additional Representations and Warranties........  28
      11.2  Issuance of Capital Stock...............................  29
      11.3  Bridge Financing........................................  29

XII.  MISCELLANEOUS

      12.1  Continuing Cooperation..................................  30
      12.2  Merger and Amendment....................................  30
      12.3  Disputes................................................  30
      12.4  Counterparts............................................  31
      12.5  Exhibits and Schedules..................................  31
      12.6  Assignment..............................................  31
      12.7  Headings................................................  31
      12.8  Notices.................................................  32
      12.9  Expenses................................................  32
      12.10 Public Announcements....................................  33

EXHIBITS

    Exhibit 2.8   Clearing Procedures
    Exhibit 3.3A  Form of Preliminary Closing Statement
    Exhibit 3.3B  Form of Final Closing Statement
    Exhibit 9.3   Form of Seller's Opinion of Counsel
    Exhibit 9.4   Form of Buyer's Opinion of Counsel
    Exhibit 11.1  Letter from M.A. Schapiro & Co., Inc.


SCHEDULES

    Schedule 1.1A    Branches Subject to the Agreement
    Schedule 1.1B    Customers Party to Custody and Security Agreements
    Schedule 1.1C Small Business Loans and Lines of Credit to be Assumed and Small Business Loans to be Acquired by Buyer
    Schedule 4.4A    Schedule of Real Property Relating to the Branches
    Schedule 4.4B    Schedule of Fixed Assets Held at the Branches
    Schedule 4.6A    Real Property Leases
    Schedule 4.6B    Tenant Leases
    Schedule 6.4     Commitments to Invest in Fixed Assets
    Schedule 8.1     Certain Employees of Seller

                       PURCHASE AND ASSUMPTION AGREEMENT
                       ---------------------------------


This Agreement, dated December 6, 1994, is among The Chase Manhattan Bank (National Association), a national banking association having its principal place of business in New York, New York ("Seller"), Community Bank, National Association, a national banking association having its administrative offices in DeWitt, New York ("Buyer") and Community Bank System, Inc., a Delaware corporation having its principal place of business in DeWitt, New York ("CBSI").


                                   RECITALS
                                   --------

A. Seller desires to dispose of assets and liabilities of certain of its branches as defined in this Agreement.

B. Buyer has proposed to purchase these assets and liabilities, upon the terms and conditions provided in this Agreement.


                                   AGREEMENT
                                   ---------


In consideration of the mutual promises set forth in this Agreement, Buyer, Seller and CBSI agree as follows:


I.   DEFINITIONS

     1.1 Certain Defined Terms.
         ---------------------

     Some of the capitalized terms appearing in this Agreement are defined below. The definition of a term expressed in the singular also applies to that term as used in the plural in this Agreement and vice versa.

     "Amount of Premium" has the meaning set forth in Section 3.1 of this Agreement.

     "Assets" has the meaning set forth in Section 2.1 of this Agreement.

     "Branches" means those banking offices of Seller listed on Schedule 1.1A to this Agreement.

     "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which both Seller and Buyer are open for business.

     "Cash Reserve Lines of Credit" mean those consumer lines of credit made available to customers of the Branches as a protection against overdrafts on Deposit Accounts.

     "Cash Reserve Loans" means those loans made under Cash Reserve Lines of Credit.

     "Closing" means the transfer of the Assets and the assumption of the Liabilities on the Closing Date.

     "Closing Date" has the meaning set forth in Section 9.1 of this Agreement.

     "Confidentiality Agreement" means the letter agreement dated October 13, 1994 between Buyer and Seller.

     "Custody and Security Agreements" include those agreements and, in those cases where no written agreement exists, the implied contractual obligations, relating to securing Deposits of the municipalities and other governmental entities listed in Schedule 1.1B.

     "Deposit Accounts" means those existing deposit accounts at Seller, the balances of which are included in the Deposits or would be so included if the account had a positive balance.

     "Deposits" means all deposits as defined in 12 U.S.C. Section 1813(l) which are booked at the Branches (unless originated through Seller's money desk operations in Rochester or New York City) or held by the municipalities and other entities listed on Schedule 1.1B, including accrued but unpaid interest and both collected and uncollected funds, together with Seller's rights and responsibilities under any customer agreement evidencing or relating thereto (including, without limitation, any night deposit or check encashment agreements), but excluding (i) deposits held in accounts for which Seller acts as fiduciary (other than deposits held by Retirement Plans), (ii) deposits subject to legal process, (iii) deposits which have been reported as abandoned property under the abandoned property laws of any jurisdiction, (iv) deposits held in any IRA where the depositor has notified Seller or Buyer of his or her objection to Buyer acting as custodian or trustee of the IRA or any Qualified Retirement Plan where the customer does not adopt Buyer's master or prototype plan before Closing; (v) deposits relating to loans or other extensions of credit not included in the Assets, (vi) deposits held by Large Companies, (vii) deposits by Seller's affiliates, and (viii) deposits constituting official checks, travelers checks, money orders, or certified checks.

     "Environmental Law" means any federal, state, or local environmental, land use, zoning, health, chemical use, safety, or sanitation law, statute, ordinance, or code relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production, or disposal of any hazardous substance as defined in the same, petroleum, or petroleum products, as well as any rule, regulation, policy, guideline, interpretation, decision, order, or directive of any federal, state, or local governmental agency or authority with respect to any Environmental Law.

     "Equipment Leases" means those operating and financial leases and conditional sales contracts under which Seller holds equipment included in the Fixed Assets to the extent that the leases are assignable and the terms of the leases are reasonably acceptable to Buyer.

     "Escrow Agreement" means the escrow agreement dated this date between Buyer and Seller.

     "Fair Market Value of the Real Property" means the amounts determined under
Section 2.5(a).

     "FAS 106 Adjustment" means the amount calculated under Section 8.4(a).

     "Fixed Assets" means all fixtures (including existing signage poles but not signage boxes), leasehold improvements, furnishings (excluding artwork owned by Seller or its affiliates), vaults, equipment (including, for example, all ATM machines and telephone equipment which is not related to automation equipment, but excluding security equipment, computer equipment, and related telecommunications equipment), supplies (other than forms and other supplies which bear Seller's logo), and other personal property ordinarily maintained at the Branches which are owned or (to the extent of the lessee's interest) leased by Seller. Nevertheless, Fixed Assets shall include leased equipment only to the extent that the applicable Equipment Leases can be assigned to Buyer and the lease terms are reasonably acceptable to Buyer.

     "Investment Securities" means any Type I security or Type II security as defined in 12 C.F.R.(S)1.3.

     "IRAs" mean those non-discretionary individual retirement accounts relating to the Branches.

     "Large Company" means any business which Seller reasonably determines to have annual revenues of $10,000,000.00 or more.

     "Leased Branches" means all premises of the Branches which Seller leases and occupies under the Real Property Leases.

     "Liabilities" has the meaning set forth in Section 2.2 of this Agreement.

     "Loan Documentation" means all notes, loan or credit agreements, security or other collateral agreements, guarantees, mortgages, copies of UCC filings and disclosure forms, and all similar agreements, or instruments relating to any loan included in the Assets and all materials actually maintained by Seller in the credit files for those loans.

     "Loans" includes the Cash Reserve Loans, the Passbook Loans, and the Small Business Loans.

     "Mediator" means the firm of KPMG Peat Marwick or, if that firm declines to perform the functions of the Mediator specified in this Agreement, then another firm of certified public accountants mutually acceptable to Seller and Buyer.

     "Overdrafts" means those overdrafts of the book balance of any Deposit Accounts which have been outstanding for no more than one week at Closing.

     "Passbook Loans" means all consumer loans, the principal balance and accrued but unpaid interest of which is fully secured by Deposits as of Closing.

     "Qualified Retirement Plans" means those retirement plans relating to the Branches for which Seller acts as trustee or custodian under its prototype qualified plan, but which are not administered by Seller's trust department.

     "Real Property" means the real property associated with the operation of the Branches which is owned by Seller or one of its affiliates, except for any such real property which Buyer may elect to exclude from the Real Property in accordance with Section 2.10 of this Agreement.

     "Real Property Leases" means the leases identified in Schedule 4.6A, except for any leases which Buyer may elect to exclude from the Real Property Leases in accordance with Section 2.10 of this Agreement.

     "Small Business Lines of Credit" means those committed or uncommitted lines of credit extended as of Closing to any customer listed on Schedule 1.1C that is marked by an asterisk, except for any such line of credit which Buyer determines, within ten (10) Business Days after Closing, would have been risk-rated "special mention," "substandard," or "doubtful" if Buyer had performed a credit audit of the Loan on the Closing Date.

     "Small Business Loans" means those loans and commercial mortgages made under Small Business Lines of Credit or otherwise to any customer listed on
Schedule 1.1C, except for any such loan or commercial mortgage which (a) Buyer determines, within ten (10) Business Days after Closing, would have been risk-rated "special mention," "substandard," or "doubtful" if Buyer had performed a credit audit of the Loan on the Closing Date or (b) in the case of a loan classified by Seller as a business installment loan, is more than sixty (60) days past due at Closing with respect to any payment of principal or interest. Nevertheless, "Small Business Loan" does not include any lease of personal property.

     "Transferred Employee" means each employee who is hired by Buyer under
Section 8.1 of this Agreement.

     1.2 Accounting Terms.
         ----------------

     To the extent that any accounting terms used in this Agreement are not defined in Section 1.1, they shall be defined under definitions found in generally accepted accounting principles.

     1.3 Materiality.
         -----------

     The terms "material" and "material adverse effect" are used in this Agreement to qualify certain representations of Seller and Buyer and certain conditions to their respective obligation to proceed to closing. The event or circumstance described in these representations and conditions will be deemed to be "material" only if it has (or would be reasonably expected to have) a material effect on the financial condition, business, or operations of the Branches, taken as a whole unless expressly stated otherwise in the Agreement.


II.  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

     2.1 Transfer of Assets.
         ------------------

     (a) Seller will transfer possession of and all right, title, and interest in and to the following assets to Buyer (the "Assets") at the close of business on the Closing Date:

         (i)    The Real Property;

         (ii)   The Fixed Assets;

         (iii)  Cash on hand in the Branches;

         (iv) Except as provided in subsection (b) of this Section 2.1, the Passbook Loans and the Cash Reserve Loans;

         (v)    Except as provided in Section 2.11, the Small Business Loans;

         (vi) Except as provided in subsection (c) of this Section 2.1, the Overdrafts;

         (vii) Seller's rights under the Cash Reserve Lines of Credit, the Small Business Lines of Credit (except as otherwise provided in Section 2.11), the Real Property Leases, the Equipment Leases, and any safe deposit box rental agreements relating to safe deposit boxes located at the Branches; and

         (viii) The Tenant Leases and related security deposits if any.

All Assets are transferred without any express or implied warranties (including the implied warranties of merchantability or fitness for any particular use) except to the extent otherwise provided in this Agreement.

     (b) Subject to the procedures set forth in this subsection, the Assets shall not include any Cash Reserve Loan which is more than sixty (60) days past due on the Closing Date with respect to any payment of principal or interest.

     (c) Buyer shall not purchase any Overdraft relating to any account if the aggregate of all overdrafts outstanding at Closing with respect to that account or any accounts related to that account exceeds $1,000.

     2.2 Assumption of Liabilities.
         -------------------------

     Buyer agrees, on the Closing Date, to assume, pay, perform and discharge the following liabilities of Seller (the "Liabilities") at their respective book value, as shown on Seller's books as at the close of business on the Closing
Date:

     (a) The Deposits and the Deposit Accounts;

     (b) Seller's obligations with respect to the Real Property Leases, the Tenant Leases, and those Equipment Leases included in the Fixed Assets;

     (c) Seller's duties and responsibilities with respect to all Cash Reserve Lines of Credit and, except as otherwise provided in Section 2.11, all Small Business Lines of Credit;

     (d) Seller's duties and responsibilities with respect to customer safe deposit boxes held at the Branches;

     (e) Seller's duties and responsibilities with respect to the IRAs; and

     (f) Seller's duties and responsibilities under the Custody and Security Agreements.

Nothing in this Agreement shall preclude Buyer from amending any term of any Deposit Account following the Closing to the extent permissible under the deposit agreement (or any related agreement with the customer) and applicable law.

     2.3 Transfer of Records.
         -------------------

     (a) Seller also shall transfer to Buyer possession and all right, title, and interest of and in (i) all books and records maintained at the Branches,
(ii) all signature cards for the Deposit Accounts which are not held at the Branches, (iii) all Individual Retirement Account Agreements and disclosure statements which are not held at the Branches, (iv) the Real Property Leases, (v) the Equipment Leases, (vi) the Tenant Leases, and (vii) the Loan Documentation.

     (b) Any books and records relating to the Assets, the Liabilities, or the Branches (including historical information on Deposit Accounts) held by either Seller or Buyer after Closing shall be maintained in accordance with (and for the period provided in) that party's standard recordkeeping policies and procedures. Throughout that period, the party holding any such books and records shall comply with the reasonable request of the other party to provide copies of specified documents, at the expense of the requesting party. The requesting party shall give reasonable notice of any such request. Without limiting the foregoing and except for the destruction by Seller in the ordinary course of records which are commingled with records relating to assets and liabilities which are not related to the Branches, neither party will destroy any books or records relating to the Assets, the Liabilities, or the Branches before the fifth anniversary of the Closing without providing forty-five (45) days written notice to the other party. Subject to any obligation of Seller to keep the records confidential, the party receiving the notice shall be permitted to inspect any such records and to take possession of them, provided that it shall reimburse the party providing the notice for any out-of-pocket expense incurred in that regard.

     2.4 Tax Matters.
         -----------

     (a) Buyer shall pay any sales and use taxes and any interest and penalties thereon which are payable or arise as a result of this Agreement or the consummation of the transactions contemplated by this Agreement. The purchase price for the Fixed Assets is their respective net value as noted on Seller's books at the close of the month preceding the month in which the Closing Date occurs in accordance with its customary practices and procedures used in preparing financial statements.

     (b) Seller shall pay all real property transfer taxes and real property transfer gains taxes arising out of the assignment of the Real Property and the Real Property Leases. The parties shall cooperate in preparing and filing any real property transfer gains tax forms which may be necessary or advisable before the Closing Date. The purchase price of the Real Property is the aggregate of the Fair Market Values of all properties included in the Real Property. None of the consideration paid under this Agreement is attributable to the Real Property Leases.

     2.5 Matters Relating to the Sale of the Real Property.
         -------------------------------------------------

     (a) The purchase price of each parcel of the Real Property shall be the Fair Market Value of the Real Property, which shall be determined as follows. Promptly after the execution of this Agreement, Seller and Buyer shall each conduct its own internal valuation of the Real Property and negotiate in good faith to attempt to agree on the Fair Market Value of the Real Property for the various parcels. If Seller and Buyer are unable to agree on the Fair Market Value of the Real Property for a parcel within forty-five (45) days of the date of this Agreement, then the parties will set the Fair Market Value of the Real Property for that parcel by the following appraisal mechanism.

Within sixty (60) days of the date of this Agreement, Seller and Buyer shall each designate in writing an independent real estate appraiser for the purposes of determining the current Fair Market Value of that parcel. The two appraisers shall prepare written appraisals of the current fair market value of the parcel on the basis of the use of the parcel as it currently is used within thirty (30) days of their appointment. If the difference between the two appraised values is no more than twenty percent of the higher appraised value, the Fair Market Value of the Real Property for that parcel shall be the average of the two appraised values. If the difference between the two appraised values is more than twenty percent of the higher appraised value, the two appraisers shall select an independent appraiser within ten (10) days of their determination, who shall make its determination of the current Fair Market Value of the parcel (without knowledge of the substance of either of the two final valuations) within thirty
(30) days of so being appointed. The Fair Market Value of the Real Property in question shall be the appraised value of one of the original two appraisers which is closest in value to the third appraiser. All appraisers designated under this Section shall be current members in good standing of the American Institute of Real Estate Appraisers or an equivalent organization. Seller and Buyer shall each pay one half of the aggregate reasonable fees and expenses of the appraisers.

     (b) Promptly after the date of this agreement, Seller shall (i) make available to Buyer all existing abstracts of title and surveys relating to the Real Property and (ii) order redates of all such abstracts of title. Promptly after receiving redates of the abstracts of title, Seller shall order surveys of the Real Property. Seller shall make available to Buyer all redated abstracts and surveys promptly after it receives them. Buyer shall pay for recording the deed(s) for the Real Property.

     2.6 Proration of Certain Expenses.
         -----------------------------

     All rental, (other than safe deposit box rentals), real estate taxes, fuel oil costs, utility, water and sewer charges and assessments, as well as semiannual assessments paid to the Bank Insurance Fund with respect to the Deposits, shall be adjusted on a pro rata basis (including but not limited to a
                                 --------
proration of rental payments on Tenant Leases) as of the close of business on the Closing Date. Additionally, Buyer will reimburse Seller for that portion, if any, of Seller's Bank Insurance Fund assessment for the next semi-annual period commencing after the Closing Date which reflects the Deposits.

     2.7 Back Office Conversion.
         ----------------------

     (a) Seller and Buyer shall cooperate with each other and shall use their reasonable best efforts (as consistent with their internal day-to-day operations) in order to cause the timely transfer of information concerning the Assets and Liabilities which is maintained on Seller's data processing systems so that Buyer can incorporate the Deposits and the Loans onto its deposit and loan accounting system no later than the opening of business on the Business Day following the Closing Date. Upon Buyer's reasonable request, Seller also shall provide Buyer from time to time before Closing with proposed detailed record layouts and file descriptions and with computer tapes in Seller's IBM format as may be reasonably necessary to conduct test conversions. Within fifteen (15) days after the date of this Agreement, Seller and Buyer shall each designate an appropriate officer to be responsible for the necessary cooperation of the parties and another officer to act as an initial contact for questions and requests for information.

     (b) Buyer will utilize a full-time internal coordinator for planning and executing the acquisition and conversion of the Branches and will receive assistance throughout the period between the date of this Agreement and the conversion of the Deposits and the Loans onto Buyer's computer systems from a consultant who is familiar with Buyer's operations and systems and has extensive experience with conversions.

     2.8 Processing of Certain Items After Closing.
         -----------------------------------------

     (a) Buyer and Seller shall promptly agree upon written practices and procedures (the "Clearing Procedures") under which Seller shall handle in a prompt and timely manner all items (including, for example, automatic clearing house and electronic funds transfer items) relating to the Assets or the Deposits which are presented or returned to Seller on or before the sixtieth
(60th) day following Closing. In this regard, Buyer and Seller shall each designate an appropriate officer within ten (10) days after the execution of this Agreement to negotiate the Clearing Procedures. When agreed upon by the parties, the Clearing Procedures shall be attached to this Agreement as Exhibit
2.8. Both parties will comply with the Clearing Procedures, as well as all applicable regulations, clearing house rules, and agreements, and take all other reasonable steps to insure that all such items are delivered to Buyer promptly and in good order, together with a list or computer tape of the same.

     (b) The Clearing Procedures shall provide that Buyer will have the benefit and bear the risk associated with any item which is presented or returned to Seller after Closing. They also shall provide that Buyer will pay Seller on a same day basis in immediately available funds an amount equal to the aggregate amount of all payments made by Seller upon presentment of these items. All items to be provided to Buyer under this Section shall be made available for pick-up in accordance with the Clearing Procedures at Seller's offices located at One Chase Square, Seneca Building, 6th Floor, Rochester, New York.

     2.9 Information Returns.
         -------------------

     Seller will file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits before Closing. Buyer shall file all required information returns with the Internal Revenue Service with respect to interest paid on the Deposits after Closing.

     2.10 Environmental Inspections.
          -------------------------

     (a) Buyer, at its sole cost and expense, shall have the right to perform a Phase 1 Environmental Site Assessment (the "Assessment") of each of the premises included in the Real Property or, to the extent Seller is authorized to permit an Assessment, the Real Property Leases within sixty (60) days after the date of this Agreement. No Assessment shall disrupt the business of the Branches.

     (b) Within five (5) days after receipt of the Assessment, Buyer shall advise Seller in writing ("Buyer's Notice") if the Assessment reveals any condition(s) which cause or would cause the premises to be in violation of any Environmental Law or any similar law, and shall furnish Seller with a copy of the Assessment.

     (c) Within thirty (30) days after receipt of Buyer's Notice, Seller may elect to advise Buyer in writing ("Seller's Response") that it shall remediate (or ask the landlord of the premises to remediate) the condition(s) specified in Buyer's Notice so that the premises and all equipment and systems appurtenant thereto are in full compliance with all such laws and regulations and shall repair any damage to the Real Property caused by such remediation work. If Seller advises Buyer that it will remediate the condition(s) specified in Buyer's Notice it shall perform such work with due diligence.

     (d) If Seller advises Buyer that it will not remediate some or all of the conditions specified in Buyer's Notice, and that any landlord of Lease premises is not obligated to remediate them, then Buyer, within five (5) days after receipt of Seller's Response, may elect to exclude from the Real Property or the Real Property Leases, as the case may be, any or all of the premises which
Seller so declines to remediate.   If Buyer does not elect to so exclude any of
the premises which Seller declines to remediate, Seller shall have no liability to Buyer with respect to any environmental problem identified in the Assessment with respect to those premises.

2.11 Optional Exclusion of Certain Commercial Real Estate Loans.
     ----------------------------------------------------------

     Subject to the second sentence of this Section 2.11. Buyer shall not be obligated to purchase any Small Business Loan secured by real property if Buyer has affirmative evidence (whether or not contained in the Loan Documentation) leading it to conclude that the value of the Small Business Loan may be adversely affected by the possible non-compliance of the real property with any Environmental Law. Buyer shall not be obligated to assume any Small Business Line of Credit under which any such Small Business Loan which Buyer elects not
to purchase under the previous sentence was made.    Buyer must notify Seller of
every such Small Business Loan which it elects not to purchase and every Small Business Line of Credit which Buyer elects not to assume no later than ninety
(90) days after the date of this Agreement (in cases when the Small Business Loan is outstanding on the date of this Agreement) or fifteen (15) days after the Closing Date (in all other cases).


III. BID AMOUNT AND PAYMENTS

     3.1 Amount of Premium.
         -----------------

     In further consideration of Seller entering into this Agreement, Buyer will pay to Seller, as described in Sections 3.2 and 3.3 of this Agreement, an amount equal to eight and one quarter percent (8.25%) of the average amount of all the Deposits (including accrued but unpaid interest) outstanding at the close of business over (a) in the case of Deposits of municipalities and school districts, a period of twelve (12) months ending on the last day of the month preceding the month in which the Closing Date occurs and (b) in the case of all other Deposits, a period of five (5) Business Days ending on the fifth (5th) Business Day preceding the Closing Date (the "Amount of Premium"). The average amount of certain Deposits of municipalities and school districts may be based on month-end balances. Nevertheless, if the Closing does not occur on or before May 31, 1995, the period of five (5) Business Days shall end on May 31, 1995 and not on the fifth (5th) Business Day preceding the Closing Date.

     3.2 Payment by Seller.
         -----------------

     In consideration of Buyer's purchase of the Assets and its assumption of the Liabilities, Seller shall pay to Buyer an amount equal to the Deposits, as at the close of business on the Closing Date, less the sum of the following, calculated as at the close of business on the Closing Date:

     (a) The sum of the Fair Market Values of the Real Property;

     (b) The net value of the Fixed Assets as noted on Seller's books (prepared in accordance with its customary practices and procedures used in preparing financial statements) as of the close of the month preceding the month in which the Closing Date occurs;

     (c) The aggregate principal amounts plus any accrued interest on the Passbook Loans, the Cash Reserve Loans, and the Small Business Loans;

     (d) The amount of cash on hand at the Branches;

     (e) The principal amount of the Overdrafts;

     (f) The net amount (which may be a negative amount) of taxes payable by Buyer and Seller under Section 2.4;

     (g) The net amount (which may be a negative amount) of any adjustment under
Section 2.6;

     (h) The amount of the FAS 106 Adjustment; and

     (i) The Amount of Premium.

For purposes of determining the amount of cash on hand at the Branches, foreign currency shall be valued at the exchange rate published in the Wall Street Journal on the Monday following the Closing Date.

     3.3 Settlement.
         ----------

     (a) Not later than the Wednesday immediately preceding the Closing Date, Seller shall deliver to Buyer a proposed Preliminary Closing Statement, together with supporting documentation reasonably satisfactory to Buyer, certified by an appropriate officer, in the form of Exhibit 3.3A to this Agreement, completed as at the close of business on the third (3rd) Friday before the Closing Date (except that the book value of the Fixed Assets as of the close of business on the Closing Date shall be used). For purposes of the Preliminary Closing Statement only, the Amount of Premium will be based on the amount of the Deposits on the Friday before the Closing Date. The parties shall agree upon the Preliminary Closing Statement before the Closing Date, and it shall be the basis of a preliminary payment to be made to Buyer's account on the Closing Date (the "Preliminary Payment"). A party's agreement to the Preliminary Closing Statement shall not be binding with respect to the Final Closing Statement.

     (b) Seller shall provide Buyer with a proposed Final Closing Statement, together with supporting documentation reasonably satisfactory to Buyer, certified by an appropriate officer, within sixty (60) days after the Closing Date (or on a different date agreed upon by the parties), and the parties shall use their best efforts to agree upon the Final Closing Statement promptly. The Final Closing Statement shall be in the form of Exhibit 3.3B, and it shall be completed as of the close of business on the Closing Date. On the first (1st) Business Day after Buyer agrees to the Final Closing Statement or Seller is notified of any determination of the Final Closing Statement under Subsection
(d), Seller shall pay to Buyer (or Buyer shall pay to Seller, as the case may be) an amount equal to the amount due stated on the Final Closing Statement (the "Adjustment Payment"), plus interest from the day after the Closing Date until and including the day before the Adjustment Payment is made at a rate per annum (calculated daily based on a 360-day year) equal to the "near closing bid" federal funds rate published in the Wall Street Journal on the Monday following the Closing Date.

     (c) Both the Preliminary Payment and the Adjustment Payment shall be made by wire transfer of immediately available Fed funds to the account of the party receiving the payment.

     (d) If the parties are unable to agree on a Final Closing Statement within eighty (80) days after Closing, then, subject to Section 12.3(b), either party may submit the matter to the Mediator, which shall determine all disputed portions of the Final Closing Statement in accordance with the terms and conditions of this Agreement within thirty (30) days after the submission. The parties shall each pay half of the fees and expenses of the Mediator, except that the Mediator may assess the full amount of its fees and expenses against either party if it determines that that party negotiated the Final Closing Statement in bad faith. The Final Closing Statement, as agreed upon by the parties and/or determined under this subsection, shall be final and binding upon the parties.

IV.  SELLER'S REPRESENTATIONS AND WARRANTIES

Seller makes the following representations and warranties as of the date of this
Agreement:

     4.1 Power and Authority.
         -------------------

     (a) Seller has the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Seller. Upon execution and delivery by all parties, this Agreement will constitute a valid and binding obligation of Seller, enforceable in accordance with its terms, subject to conservatorship, receivership, and a court's right under general principles of equity to refuse to direct specific performance.

     (b) The performance of this Agreement by Seller will not violate any applicable law, rule, regulation, or order or any material contract or instrument by which Seller is bound except for such violations which, in the aggregate, would not reasonably be expected to have any material adverse affect on the operation of the Branches or the consummation of the transactions contemplated by this Agreement.

     4.2 Litigation and Regulatory Proceedings.
         -------------------------------------

     There are no actions pending or (to Seller's knowledge) threatened against Seller which alone, or taken in the aggregate, reasonably would be expected to have any material adverse effect upon the consummation of the transactions contemplated by this Agreement. No governmental agency has notified Seller that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

     4.3 Consents and Approvals.
         ----------------------

     Except for the regulatory approvals mentioned in Section 9.4(a) of this Agreement and any necessary landlord consents to the assignment of the Real Property Leases, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority, are necessary in connection with Seller's consummation of the transactions contemplated by this Agreement.

     4.4 Real Property and Fixed Assets.
         ------------------------------

     (a) Schedule 4.4A contains a list of all the Real Property. Schedule 4.4B contains a non-exclusive list of aggregate net value of the Fixed Assets for each of the Branches as of September 30, 1994, as noted on Seller's books in accordance with its customary practices and procedures used in preparing financial statements.

     (b) Seller has good and marketable title to the Real Property and Fixed Assets (except for leased equipment), free and clear of all encumbrances, except for the rights of any tenants identified in Schedule 4.6B and for liens and encumbrances, if any, which do not detract from the value of or interfere with the use of the Assets, and current taxes and assessments not delinquent. The Equipment Leases are, and, subject to any necessary lessor's consent, upon assignment will be, valid leases enforceable in accordance with their terms (subject to bankruptcy, other laws relating to creditors' rights, and a court's right under general principles of equity to refuse to direct specific performance) under which Seller is entitled to use the equipment leased under the same. No material default has occurred and is continuing under any of the Equipment Leases.

     4.5 Ownership of Loans.
         ------------------

     Seller has good title to the Loans (but not necessarily the collateral for the Loans) free and clear of all liens and encumbrances. Seller is authorized to assign the Loans to Buyer and, upon the assignment, Buyer will have the rights of a lender with respect to the Loans.

     4.6 Validity of and Compliance with Real Property Leases and Tenant Leases.
         ----------------------------------------------------------------------

     (a) The leases identified in Schedule 4.6A (the "Real Property Leases") are valid and existing leases under which Seller, as lessee, is entitled to possession of the demised premises. No event has occurred, and is continuing, which constitutes a default under any of the Real Property Leases nor is there any claim by a landlord against the Seller in connection with the Real Property Leases. Subject to Seller obtaining any necessary landlord consents, the assignment of such leases will transfer to Buyer all of Seller's rights under the Real Property Leases.

     (b) The leases and/or subleases identified in Schedule 4.6B (the "Tenant Leases") are valid and existing leases and/or subleases under which Seller, as lessor or sublessor, has demised certain space to the tenant or subtenant. No event has occurred, and is continuing, which constitutes a default under any of the Tenant Leases, nor is there any claim by the tenant or subtenant against Seller in connection with the Tenant Leases.

     4.7 Financial Information.
         ---------------------

     The Preliminary Closing Statement and Final Closing Statement will be prepared in accordance with Seller's customary practices and procedures used in preparing financial statements.

     4.8 Taxes.
         -----

     Seller either has paid all payroll, withholding, property, sales, use, and transfer taxes imposed by any taxing authority which are due and payable by Seller with respect to the Branches or their employees, has properly accrued for the same by reserves shown on Seller's books and records of account, or will have done one or the other of the foregoing on or before the Closing Date. Notwithstanding any other provision in this Agreement, Seller shall retain all rights to any refund with respect to any such tax paid.

     4.9 Labor Relations.
         ---------------

     No employee located at any Branch is represented for purposes of collective bargaining by a labor organization of any type and to the best of Seller's knowledge, no labor union is attempting to organize employees of the Branches. No claim related to any employee of the Branches is pending or, to Seller's knowledge, threatened with respect to any civil rights, occupational safety, or other labor-related statute, regulation, or ordinance which might reasonably be expected to have a material adverse effect on the business, financial condition, or operations of the Branches.

     4.10 Insurance.
          ---------

     Seller maintains, or causes to be maintained, insurance on the Branches and the Assets in amounts and of the kind as may be required or as is customary in the business of banking.

     4.11 Environmental Matters.
          ---------------------

     To the best knowledge of Seller's facilities personnel in upstate New York, neither the Real Property nor any of the premises subject to the Real Property Leases is, or has been in violation of, or subject to any liability under, any Environmental Law, except for such violations or liabilities that are not material based on the Branches in question. To the best knowledge of Seller's facilities personnel in upstate New York, there are no actions, suits or proceedings, or demands, claims, notices of investigation (including without limitation notices, demand letters, or requests for information from an environmental agency) instituted, pending, or threatened relating to the Branches, except for liabilities or violations that would not have a material adverse effect on the Branches in question.


V.   BUYER'S AND CBSI'S REPRESENTATIONS AND WARRANTIES

Buyer and CBSI make the following representations and warranties as of the date of this Agreement:

     5.1 Power and Authority.
         -------------------

     (a) Buyer and CBSI have the corporate power and authority to enter into and perform this Agreement. The execution and delivery of this Agreement has been duly authorized by all necessary corporate action by Buyer and CBSI. Upon execution and delivery by all parties, this Agreement will constitute a valid and binding obligation of Buyer and CBSI, enforceable in accordance with its terms, subject to conservatorship, receivership, other laws relating to creditors' rights, and a court's right under general principles of equity to refuse to direct specific performance.

     (b) The performance of this Agreement by Buyer and CBSI will not violate any applicable law, rule, regulation, or order or any material contract or instrument by which Buyer or CBSI is bound except for such violations which, in the aggregate, would not reasonably be expected to have any material adverse effect on the consummation of the transactions contemplated by this Agreement.

     5.2 Litigation and Regulatory Proceedings.
         -------------------------------------

     There are no actions pending or (to Buyer's or CBSI's knowledge) threatened against Buyer or CBSI which alone, or taken in the aggregate, reasonably would be expected to have any material adverse effect upon the consummation of the transactions contemplated by this Agreement. No governmental agency has notified Buyer or CBSI that it would oppose or not approve or consent to the transactions contemplated by this Agreement.

     5.3 Consents and Approvals.
         ----------------------

     Except for the regulatory approvals mentioned in Section 9.3(a) of this Agreement, no consents or approvals, or filings or registrations with any third party or any public body, agency, or authority are necessary in connection with Buyer's or CBSI's consummation of the transactions contemplated by this Agreement.

     5.4 Retirement Plan Accounts.
         ------------------------

     Buyer makes available to its deposit customers an individual retirement account agreement and disclosure statement and a master or prototype qualified plan which comply in all material respects with all applicable statutes and all other applicable requirements of the Internal Revenue Service and the United States Department of Labor. Buyer's master or prototype qualified plan is compatible with Seller's master or prototype plan so that customers currently using Seller's master or prototype plan may amend their plans to take the form of Buyer's master or prototype plan without adverse consequences.

     5.5 Intent to Operate Branches.
         --------------------------

     Buyer intends to maintain branches in each of the communities where the Branches are located and to serve the banking needs of the communities in which the Branches are located through those branches on an ongoing basis.

VI.  ADDITIONAL AGREEMENTS OF SELLER

     6.1 Access to Seller's Premises, Records, and Personnel.
         ---------------------------------------------------

     Upon execution of this Agreement, Seller shall give Buyer and its representatives and counsel reasonable access to the Branches, Seller's corporate records, financial statements, internal and external audit reports, findings and written communications, and all other documents and other information concerning the Branches' business, operations, assets, liabilities, personnel and condition, financial or otherwise, and appropriate personnel of Seller, provided that Buyer does not interfere with the Branches' business operations or those of any other area of Seller. Seller shall not be required to provide access to or to disclose information where such access or disclosure might violate or prejudice the rights of any customer or employee or would be contrary to law or any legal or regulatory order or process. In no event shall Seller be obligated to furnish any personnel files, income tax returns, or income tax worksheets.

     6.2 Communications with Seller's Customers.
         --------------------------------------

     Seller shall mail notices to its customers of Buyer's impending acquisition of the Branches at least twenty-one (21) days before Closing. After Seller provides this notice, Buyer shall be permitted to provide to Seller material to be sent, at Buyer's expense, to those customers of the Branches whose deposits or loans are being transferred under this Agreement concerning the proposed transaction and Buyer's products. Each party's communication shall be subject to the approval of the other party, which approval shall not be refused unreasonably.

     6.3 Regulatory Approvals.
         --------------------

     Seller shall use its best efforts to obtain promptly any regulatory approval on which its consummation of the transactions contemplated by this Agreement is conditioned. Seller also shall cooperate fully and promptly with Buyer in obtaining any regulatory approval which Buyer must obtain before Closing. Seller shall notify Buyer promptly of any significant development with respect to any application it files under this Section. Seller also shall provide Buyer with a copy of any regulatory approval it receives under this Section, promptly after Seller's receipt of the same.

     6.4 Conduct of Business.
         -------------------

     Except as provided in this Agreement and as may be agreed upon otherwise with Buyer, Seller will continue to carry on the business of banking at the Branches until Closing only in the ordinary course of business, consistent with prudent business practices, and shall use reasonable efforts to maintain good relations with customers of the Branches. Seller shall not, without Buyer's prior approval, make any capital expenditures in excess of an aggregate amount of $25,000 for any one Branch or $250,000 for all Branches, other than as provided for under binding commitments identified in Schedule 6.4, or terminate the operation of any Branch, unless those operations cease due to events beyond Seller's control. Seller shall price all Deposits consistent with market conditions and consistent with Chase's policies for Chase branches located in its Rochester, Syracuse, or Watertown divisions, as the case may be.

     6.5 Indemnification.
         ---------------

     Seller will indemnify Buyer against, and hold it harmless from, all liability, damages, losses, costs, penalties, and expense (including reasonable attorneys' fees) relating to (a) any claim against Buyer with respect to the Assets or the Liabilities to the extent that it arises out of Seller's breach of any provision of this Agreement, (b) any claim against Buyer which arises out of Seller's negligence or willful misconduct or Seller's failure before Closing to perform the Liabilities in all material respects in accordance with their terms, or (c) the enforcement of Buyer's rights under this Section. If a claim is made against Buyer for which Seller may be liable under this Section, Buyer shall give prompt notice to Seller of the claim and Seller may elect to take over the defense of the claim. Once Seller takes over the defense of any such claim, it shall have no obligation under this Section with respect to any attorneys' fees or other legal expense incurred thereafter by Buyer with respect to that claim. Buyer shall make its personnel available to Seller and otherwise cooperate reasonably with Seller in its investigation or defense of any such claim, and Buyer's failure to do so shall render void Seller's obligations under this Section with respect to that claim. Buyer shall not settle any claim subject to indemnification under this Section without Seller's consent.

     6.6 Exclusive Arrangement.
         ---------------------

     Unless Seller determines that Buyer has breached any term or condition of this Agreement in a material respect, Seller will not enter into any agreement or discussions with any other party with regard to the sale or other disposition of the Branches; further, Seller will not sell or otherwise dispose of any of the Assets or Liabilities of the Branches other than in the ordinary course of business of the Branches.

     6.7 IRAs and Qualified Retirement Plan Accounts.
         -------------------------------------------

     Seller shall notify each of its customers holding Deposits under an IRA in a timely fashion of the assignment of the trusteeship or custodianship of their
IRA, as contemplated by the plan documents.   Seller also shall use reasonable
efforts to cause customers with Qualified Retirement Plan accounts at the Branches to adopt Buyer's master or prototype plan, provided that such an adoption would have no adverse consequences to the customers or their Qualified Retirement Plans.


     6.8 Non-Solicitation of Certain Customers After Closing.
         ---------------------------------------------------

         (a) For a period of three (3) years after Closing, Seller shall not solicit (i) deposit business of a type then offered by Buyer from any customer whose deposits are included in the Deposits or (ii) commercial lending business from any customer to whom a Small Business Line of Credit has been extended or a Small Business Loan made. The foregoing shall not prohibit solicitation through customary advertisement and marketing practices not targeted to those customers, except that Seller shall not advertise in newspapers published in the cities or towns in which the Branches are located. Additionally, the solicitation of investment, securities, and investment management business from any of these customers, including, without limitation, solicitations with respect to Seller's InvestaCash investment management product, shall not be deemed to be the solicitation of deposit business for purposes of this Section; however, the solicitation of any such business is subject to the provisions of Paragraph 6.8(b) of this Agreement.

         (b) For a period of three (3) years after Closing, Seller will not prepare or use for marketing purposes any list of the customers whose Deposits or Loans are transferred to Buyer in connection with the transactions contemplated by this Agreement. However, Seller will not be prohibited from adding the name of any customer to (or maintaining the name of any customer on) any mailing list in those cases where the customer's name is derived independently of its deposit or commercial loan relationship with the Branches or the customer at Closing has a relationship with Chase other than the Deposits or the Loans.

     6.9 Establishment of Banking Offices.
         --------------------------------

         From and after the Closing Date and continuing until the second anniversary of this Agreement, neither Seller nor any of its Affiliates (i.e. any person, firm, or corporation directly or indirectly controlling, controlled by, or under common control with Seller) shall acquire or establish any office which is engaged in the business of banking or financial or investment services and is located within a five (5) mile radius of any of the Branches (other than the Newark Branch and the Newark Plaza Branch) or within a three (3) mile radius of the Newark Branch or the Newark Plaza Branch (the "Territory").
Nevertheless, the foregoing shall not prevent Seller or any of its Affiliates from acquiring, being acquired by, or merging into or consolidating with any financial institution, or assuming deposit liabilities of any financial institution, provided that the acquisition of one or more offices within the Territory is only an incidental part of the transaction as a whole. Additionally, the foregoing shall not apply to the establishment of (a) ATMs and other facilities provided that the ATM's or other facilities are located on the premises of a Large Company which is a customer of Seller and such facilities are intended primarily for the purpose of providing services to the Large Company and its employees and are not intended for general public access (except in an incidental manner) and further provided that no such ATM or other facility shall be established at a supermarket or shopping mall or (b) other offices which (i) do not accept deposits and (ii) provide services solely to Large Companies.

     6.10 Landlord and Lessor Consents.
          ----------------------------

     Seller shall use its reasonable best efforts to obtain, in form and substance reasonably satisfactory to Buyer's counsel, all necessary consents and estoppel certificates of the applicable landlords and lessors to the assumption by Buyer of the Real Property Leases and the Equipment Leases.

     6.11 Buyer's Registration Statement.
          ------------------------------

     Seller shall cooperate fully with CBSI by providing in a timely manner all information required by CBSI in the preparation of any registration statements in connection with the issuance of the capital stock described in Section 11.2 of this Agreement (except to the extent that the provision of that information is unreasonable or impracticable) and providing CBSI's investment bankers and auditors with access to appropriate books and records of Seller as may be reasonably necessary to perform any necessary due diligence or prepare pro forma financial information in connection with any such registration statement, provided that no such request or due diligence shall interfere unreasonably with
- -------- ----
Seller's business operations or the ongoing duties and responsibilities of its personnel. Subject to the provisos set forth in the preceding sentence, Seller shall make appropriate personnel available to cooperate fully and assist Buyer to the extent reasonably possible in (i) the preparation, interpretation, and assessment of such information, as well as (ii) the interpretation and assessment of such books and records.


VII. ADDITIONAL AGREEMENTS OF BUYER

     7.1 Solicitation of Seller's Customers.
         ----------------------------------

     Buyer shall not solicit business from any customer of the Branches before Closing, except through customary advertising and marketing practices not directed specifically at those customers. Nevertheless, Buyer shall provide Seller with brochures, fulfillment kits, product descriptions, and other materials relating to Buyer's products so Seller's personnel can provide that information to customers upon request. Reasonable procedures will be developed for appropriate representatives of Buyer to be on-site at the Branches to assist with customer questions on terms and conditions mutually acceptable to Buyer and Seller.

     7.2 Regulatory Approvals.
         --------------------

     Buyer will complete and file within thirty (30) days after the date of this Agreement every application necessary to obtain any regulatory approval on which Buyer's consummation of the transactions contemplated by this Agreement is conditioned and take all reasonable steps (including if necessary the amendment of proformas to increase the amount of equity capital to be raised) to obtain all such approvals promptly. In this regard, within ten (10) days after the date of this Agreement, Buyer shall identify to Seller all information which it requires from Seller in order to complete these regulatory applications. Buyer also shall cooperate fully and promptly with Seller in obtaining any regulatory approval which Seller must obtain before Closing. Buyer shall notify Seller promptly of any significant development with respect to any application it files under this Section. Buyer also shall provide Seller with a copy of any regulatory approval it receives under this Section, promptly after Buyer's receipt of the same.

     7.3 Indemnification.
         ---------------

     Buyer will indemnify Seller against, and hold it harmless from, all liability, damages, costs, losses, penalties, and expense (including reasonable attorneys' fees) relating to (a) any claims against Seller which arise out of Buyer's failure after Closing to comply with the Liabilities in any material respect or out of Buyer's breach of any provision of this Agreement or (b) the enforcement of Seller's rights under this Section. If a claim is made against Seller for which Buyer may be liable under this provision, Seller shall give prompt and sufficient notice to Buyer of that fact, and Buyer may elect to take over defense of the claim. Once Buyer takes over the defense of any such claim, it shall have no obligation under this Section with respect to any attorneys fees or other legal expense incurred thereafter by Seller in defense of that claim. Seller shall make its personnel available to Buyer and otherwise cooperate reasonably with Buyer in its investigation or defense of any such claim, and Seller's failure to do so shall render void Buyer's obligations under this Section with respect to that claim. Seller shall not settle any claim subject to indemnification under this Section without Buyer's consent.

     7.4 Confidentiality.
         ---------------

     Buyer shall continue to comply with the Confidentiality Agreement. Buyer's obligations under this Section shall survive the termination of this Agreement.

     7.5 Change of Name, Etc.
         --------------------

     As soon as practicable after Closing, Buyer will (a) change the name on all documents and facilities relating to the Assets, the Liabilities, and the Branches to Buyer's name, (b) notify all persons whose loans, lines of credit, or deposits are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the FDIC and any other appropriate regulatory authorities required as a result of the consummation of these transactions. All forms and other documents bearing Seller's name or logo which are used by Buyer after Closing will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or other document. As soon as practicable and, in any event, within seven (7) calendar days after the Closing Date, Buyer will issue new checks reflecting its transit and routing number to customers of the Branches with checking privileges. Buyer shall use its best efforts to encourage these customers to begin using these checks and cease using checks bearing Seller's name.

     7.6 Continued Operation of the Branches.
         -----------------------------------

     Subject to any divestitures which may be required in connection with any regulatory approval, Buyer shall establish a branch at the present location of each of the Branches effective at Closing and shall continue to operate each of the Branches for at least ninety (90) days after Closing, unless the Branch is consolidated into one of Buyer's branches in such a way that the consolidation will not be treated as a branch closing for purposes of Section 39 of the Federal Deposit Insurance

Act. In no event shall Seller be required to participate in the closing of any Branch or in any notice to customers relating to such a closing.

     7.7 Accounts in Bankruptcy.
         ----------------------

     At all times from and following the Closing, Buyer shall comply with the requirements of 11 U.S.C. (S) 345 with respect to any Deposit Account which is subject to that statute.

     7.8 Deposit in Escrow.
         -----------------

     Promptly after the execution of this Agreement, Buyer shall deposit one million dollars ($1,000,000.00) in cash or Investment Securities in escrow with Seller under the Escrow Agreement.


VIII. EMPLOYEES OF THE BRANCHES

     8.1 Retention of Employees.
         ----------------------

     (a) Buyer will offer employment to each of Seller's employees who is employed on an active full-time or part-time basis (but not temporary employees) on the date of this Agreement at any of the Branches or in one of the positions identified on Schedule 8.1 of this Agreement in a position comparable to that
currently held by that person and at his or her then-current salary.   Each and
every employee who accepts an offer of employment from Buyer in connection with the transactions contemplated by this Agreement is a "Transferred Employee."

     (b) Buyer will recognize each Transferred Employee's years of service accrued under Seller's qualified defined benefit and defined contribution retirement plans as of the Closing Date for purposes of vesting and eligibility under Buyer's qualified retirement plans, and will make any amendments to Buyer's plans which may be necessary or advisable in this regard. Buyer also will credit each Transferred Employee for his or her years of service as recognized by Seller as of the Closing Date under Seller's welfare benefit plans for the purpose of Buyer's welfare benefit plans and for calculating any severance benefits which such employee might be entitled to receive under
Buyer's policy (if any) if his or her employment is terminated by Buyer.   If a
Transferred Employee has made any payment during the Seller's welfare benefit plan year that includes the Closing Date towards satisfaction of any deductible required for any given Seller welfare benefit plan, Buyer will credit that payment against the Transferred Employee's required deductible under Buyer's comparable welfare benefit plan, if any, for the plan year (of Buyer's plan) that includes the Closing Date. Buyer will give each Transferred Employee credit for all vacation days which he or she has accrued in the year of Closing but not taken before the Closing. Buyer will waive any pre-existing condition exclusion or waiting period for the Transferred Employees for its medical, life insurance, and disability benefit plans (if any). Except as provided in this
Section 8.1, a Transferred

Employee's right to benefits under any of Buyer's benefit plans shall be determined by the terms of the plans. Buyer assumes no responsibility with respect to any of Seller's benefit plans.

     (c) Each Transferred Employee will be provided base salary for a period of at least one (1) year following the Closing Date or Buyer's severance policy (whichever is more favorable to the employee), except in the case of discharge for cause, voluntary separation, death, or disability.

     8.2 Training.
         --------

     Seller shall permit Buyer to train whatever employees of the Branches as Buyer may reasonably specify with regard to Buyer's operations, policies, and procedures provided that no such training shall interfere unduly with the operation of the Branches or the responsibilities of Seller's personnel. This training shall take place at the Branches. Buyer shall reimburse Seller for any overtime expense incurred as a result of training activities. Specific procedures to provide access to the Branches for training and installation of equipment will be mutually agreed upon by Seller and Buyer provided that no such procedures shall interfere unduly with the operation of the Branches or the responsibilities of Seller's personnel.

     8.3 Non-Solicitation.
         ----------------

     (a) For a period of one year after the Closing Date:

         (i) Without the prior written consent of Buyer, neither Seller nor any of its affiliates shall, directly or indirectly, solicit the employment of any Transferred Employee who is employed by the Buyer or any of Buyer's affiliates at the time of the solicitation; and

         (ii) Without the prior written consent of Seller, neither Buyer nor any of its affiliates shall, directly or indirectly, solicit the employment of any individual other than a Transferred Employee, who is described in Section 8.1(a) and remains employed by Seller or one of its affiliates at the time of the solicitation.

     (b) This Section 8.3 shall not preclude non-targeted general solicitations made through ordinary employment marketing practices.

     8.4 FAS 106 Adjustment.
         ------------------

         (a) Seller shall pay Buyer at Closing an amount (the "FAS 106 Adjustment") in relation to the accounting benefit which Seller may receive under FAS 106 as a result of Buyer's hiring the Transferred Employees. Seller will compute the FAS 106 Adjustment using the actual age, sex and service of the Transferred Employees and employing either (i) the same discount rate, turnover rate, and health care cost trend assumptions which Seller would employ in computing its FAS 106 reserve if it computed that reserve at the time of Closing or (ii) if the amount of the FAS 106 Adjustment would be reduced thereby, the same discount rate, turnover rate, and health care cost trend assumptions which Buyer would employ in computing its FAS 106 reserve if it computed that reserve at the time of Closing. Seller shall provide Buyer at least ten (10) Business Days before the Closing Date with the necessary information to calculate independently the FAS 106 Adjustment.

         (b) Buyer shall provide Seller with a certificate, executed by its Chief Financial Officer, within five (5) Business Days after the end of each such year (or, in the case of the calendar year in which the fourth (4th) anniversary of the Closing Date occurs, within twenty (20) Business Days after that anniversary of the Closing Date) listing those Transferred Employees, if any, who terminated their employment with Buyer during the preceding calendar year (or, in the case of the last certificate, during that calendar year) without Buyer being subject to any continued liability for post-retirement medical benefits for those Transferred Employees.

         (c) Within twenty (20) Business Days after receiving each certificate under Section 8.4(b), Seller shall calculate that portion of the FAS 106 Adjustment attributable to the Transferred Employee listed on the certificate (the "FAS 106 Rebate Amount"), using the same age, sex, and service of the Transferred Employee which was used in computing the FAS 106 Adjustment and the same discount rate, overall turnover rate, and health care cost trend assumptions used in calculating the FAS 106 Adjustment. Buyer shall pay Seller an amount, in good and immediately available funds, equal to the FAS 106 Rebate Amount within fifteen (15) Business Days after Seller provides the FAS 106 Rebate Amount to Buyer and all necessary information to calculate independently the FAS 106 Rebate Amount.


IX.  CLOSING AND CONDITIONS TO CLOSING

     9.1 Time and Place of Closing.
         -------------------------

     (a) Closing ("Closing") shall occur on a Friday to be agreed upon by the parties (the "Closing Date"), but in no event shall the Closing Date occur after May 31, 1995, provided that, if the registration statement described in Section
11.2 has not become effective on or before May 1, 1995, the Closing Date may be postponed until no later than June 30, 1995. Closing shall be effective as of the close of business on the Closing Date. Closing shall take place at Seller's offices located on the fifth floor of the Clinton Square Building, Rochester, New York at 10:00 A.M. on the Closing Date.

     (b) The parties shall use reasonable effects to conduct the Closing on or before April 28, 1994, provided that the Issuance (as defined in Section 11.1) can be accomplished a sufficient amount of time before that date.

     9.2 Exchange of Closing Documents.
         -----------------------------

     Counsel for the parties shall exchange drafts of all documents to be delivered at Closing (other than the Preliminary Closing Statement) at least three (3) Business Days prior to the Closing Date.

     9.3 Buyer's Conditions to Closing.
         -----------------------------

     Buyer's obligations to purchase the Assets and assume the Liabilities is contingent upon and subject to the fulfillment of the following conditions in all material respects:

     (a) The parties obtaining all regulatory approvals which are necessary for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

     (b) Each express representation, covenant and warranty of Seller in this Agreement being true and correct in all material respects as of the Closing Date and all material covenants and conditions of Seller to be performed or met by Seller on or before the Closing Date having been performed or met in all material respects;

     (c) Seller's delivery to Buyer of the following documents in form and substance satisfactory to counsel for Seller and Buyer:

         (i)   The executed Preliminary Closing Statement;

         (ii) Warranty deed(s) with a lien law trust fund covenant conveying the Real Property;

         (iii) Bills of sale, assignments, and other instruments of transfer sufficient to convey to Buyer all of Seller's right, title, and interest in and to the remaining Assets;

         (iv) A certificate executed by an appropriate officer of Seller attesting, to the officer's best knowledge, to Seller's compliance with the conditions set forth in Section 9.3;

         (v) An opinion of counsel executed by Seller's in-house counsel in the form of Exhibit 9.3; and

         (vi) Consents and estoppel certificates executed by the landlords of the Newark, Newark Plaza, Geneva West, and Skaneateles Branches and one other leased Branch; and

     (d) Buyer's receipt of the Preliminary Payment as provided in Section 3.3.

     9.4 Seller's Conditions to Closing.
         ------------------------------

     Seller's obligation to sell the Assets and transfer the Liabilities to Buyer is contingent upon and subject to the fulfillment of the following conditions in all material respects:

     (a) The parties' obtaining all regulatory approvals which are necessary for them to proceed with the transactions contemplated by this Agreement and the expiration of any required waiting period without the commencement or threat of adverse proceedings by any governmental authority with jurisdiction over the transactions contemplated by this Agreement;

     (b) Each express representation, covenant and warranty of Buyer in this Agreement (other than the representation set forth in Section 4.11) being true and correct in all material respects as of the Closing Date and all material covenants and conditions of Buyer to be performed or met by Buyer on or before the Closing Date having been performed or met in all material respects;

     (c) Buyer's delivery to Seller of the following documents in form and substance reasonably satisfactory to counsel for Seller and Buyer:

         (i)    One or more executed assumptions of the Real Property Leases;

         (ii)   One or more executed instruments assuming the remaining
                Liabilities;

         (iii) A certificate executed by an appropriate officer of Buyer attesting, to the officer's best knowledge, to Buyer's compliance with the conditions set forth in Section 9.4(b); and

         (iv)   An opinion of counsel executed by Buyer's counsel in the form of
                Exhibit 9.4; and

     (d) Buyer's pledge of securities to secure the Deposits of the customers identified in Schedule 1.1B, as required by law or the applicable Custody and Security Agreement.

     9.5 Survival of Representations and Warranties.
         ------------------------------------------

     Each and every one of Buyer's and Seller's representations and warranties under this Agreement or contained in any certificate or instrument delivered by either party at Closing shall survive for a period of one (1) year following the Closing Date.

X.   TERMINATION

     10.1 Termination by Either Party.
          ---------------------------

     Either party may terminate this Agreement before Closing upon written notice to the other if:

     (a) As a result of any material breach of any representation, warranty, or covenant, the party terminating the agreement would be justified in not proceeding to Closing, but only if (i) the party in breach does not promptly take reasonable steps to cure the breach after receiving written notice from the non-breaching party or (ii) the breach, by its nature, cannot be cured substantially by the Closing; or

     (b) Closing does not occur on or before May 31, 1995 (or, if the registration statement described in Section 11.2 is not effective on or before May 1, 1995, June 30, 1995), notwithstanding the reasonable best efforts of the party terminating this Agreement; or

     (c) The other party so agrees in writing.

The termination of this Agreement under subsection (a) shall not absolve the party violating the agreement from any liability to the other party arising out of its breach of this Agreement.

     10.2 Break-up Fee.
          ------------

     (a) If any regulatory approval necessary for Buyer to proceed to Closing is denied (or if Buyer withdraws any such application because it believes it may be denied or that an approval would be subject to unacceptable conditions), Buyer shall pay Seller a break-up fee as Seller's sole remedy and as total liquidated damages for any damages or claims which Seller might have in the amount of (i) one million dollars ($1,000,000.00), if the determining factor for denial (or the imposition of unacceptable conditions) is for reasons relating to the Community Reinvestment Act, the Equal Credit Opportunity Act, the Fair Housing Act, or the possible anti-competitive effects of the transactions contemplated by this Agreement, or (ii) one million eight hundred fifty thousand dollars ($1,850,000.00) in all other cases where the application is denied or withdrawn. The payment of this fee shall not preclude Seller from pursuing other remedies against Buyer with respect to any breach of Section 7.2 of this Agreement.

     (b) If CBSI does not provide Buyer with sufficient capital to proceed to closing as a result of its inability to raise sufficient funds through a common stock underwriting, bridge financing, or a combination of the two, or the failure of its shareholders to give any necessary approval with respect to the same, Buyer shall pay Seller a break-up fee as Seller's sole remedy and as total liquidated damages for any damages or claims which Seller may have in the amount of one million eight hundred fifty thousand dollars ($1,850,000.00).

     (c) Nothing in this Section shall be construed as limiting any claim Seller may have against Buyer in any case where neither of the break-up fees described in this Section 10.2 is payable. The break-up fee described in Paragraphs 10.2(a) and (b) shall not be payable if (i) a primary factor in Buyer's failure to obtain the regulatory approval or complete the issuance was caused by Seller's material breach of its obligations under Section 6.11 or Section 6.3, as the case may be or (ii) Buyer is entitled at that time to terminate this Agreement under Section 10.1(a).

     10.3 Regulatory Conditions.
          ---------------------

     Buyer shall notify Seller promptly if any regulatory approval described in
Section 9.3 is conditioned on the completion of the Issuance (as defined in
Section 11.1 of this Agreement) before the Closing, or if CBSI is informed by the Federal Reserve Bank of New York (or the Board of Governors of the Federal Reserve System or its staff) that the Issuance must occur before Closing, or if Buyer or CBSI determines that it is highly unlikely that the bridge financing described in Section 11.3 of this Agreement will be obtained. At any time after the occurrence of any of these events, Seller may terminate this Agreement, and, upon such termination, Buyer shall pay Seller a break-up fee of one million eight hundred fifty thousand dollars ($1,850,000.00), provided that Seller
                                                      -------------
reasonably believes at the time of termination, on the basis of demonstrated facts, that the Issuance is highly unlikely to succeed in raising sufficient capital for Buyer to proceed to Closing. Without limiting the generality of the foregoing, Seller shall be deemed to have a reasonable basis for believing that the Issuance is highly unlikely to succeed in raising sufficient capital for Buyer to proceed to Closing if (a) the average of the high and low prices for CBSI common stock as published in The Wall Street Journal in the ten issues
                                  -----------------------
immediately preceding the date of the termination is less than $22.00 per share and Seller reasonably believes that the dip in CBSI's stock price below $22.00 per share is not solely due to temporary market conditions or (b) the Securities Exchange Commission brings a stop order proceeding or some other enforcement proceedings with respect to the Issuance or indicates to CBSI that it will bring a proceeding for a stop order or other enforcement action if CBSI proceeds with
the Issuance.   Buyer shall notify Seller promptly if the Securities Exchange
Commission takes any such action

XI.  CERTAIN REPRESENTATIONS AND COVENANTS OF CBSI

     11.1 CBSI's Additional Representations and Warranties.
          ------------------------------------------------

     CBSI represents and warrants as of the date of this Agreement that:

     (a) CBSI has received the letter from M.A. Schapiro & Co., Inc. which is attached to this Agreement as Exhibit 11.1 (the "Highly Confident Letter").

     (b) To the best of CBSI's knowledge, the Highly Confident Letter presents, in all material respects, the views of M.A. Schapiro & Co., Inc. with respect to the matters discussed in the Highly Confident Letter, and

     (c) CBSI has no reason to believe that any of the assumptions underlying the conclusions set forth in the Highly Confident Letter are unfounded or (except to the extent that they relate to general market conditions) that they are reasonably likely to be unfounded at the anticipated time of the issuance of the capital stock which is discussed in the Highly Confident Letter (the "Issuance").

     11.2 Issuance of Capital Stock.
          -------------------------

     (a) CBSI shall use its best efforts to enter into a letter of intent with M.A. Schapiro & Co., Inc. (or another reputable investment banking firm) for the underwriting of the Issuance, on a firm commitment basis, subject to terms and conditions similar to those set out in the Highly Confident Letter.

     (b) CBSI shall promptly prepare and file with the Securities Exchange Commission a registration statement on an appropriate form with respect to an amount of common stock of CBSI sufficient to complete the Issuance. CBSI shall use its reasonable best efforts to have the registration statement declared effective under the Securities Act of 1933 as promptly as practicable after such filing, to commence sales upon the effectiveness of the registration statement, and to maintain the effectiveness of the registration statement until such time that the Issuance has been completed or abandoned. CBSI also shall take any action required to be taken under any applicable state securities or similar laws in connection with the Issuance. CBSI shall provide a copy of the registration statement to Seller promptly after it is filed with the Securities Exchange Commission.

     (c) CBSI shall use its reasonable best efforts (subject to its discretion as to the acceptability of the price attainable) to complete the Issuance promptly after the registration statements described in this Section 11.2(b)
become effective.   The proceeds of the Issuance shall be contributed promptly to Buyer as additional equity capital to the extent necessary to permit Buyer to proceed to Closing.

     11.3 Bridge Financing.
          ----------------

     Notwithstanding Section 11.2 of this Agreement, promptly after the execution of this Agreement (but, in any event no later than thirty (30) days before the Closing Date), CBSI shall use its best efforts to obtain a commitment for sufficient bridge or other financing for Buyer to proceed to Closing provided that such action is not inconsistent with regulatory approvals or reasonably likely to result in regulatory sanctions. CBSI shall draw upon this commitment and promptly contribute the proceeds to Buyer as additional equity capital as may be necessary to permit Buyer to proceed to Closing in a timely manner provided that such action is not inconsistent with regulatory approvals or reasonably likely to result in regulatory sanctions.

XII. MISCELLANEOUS

     12.1 Continuing Cooperation.
          ----------------------

     (a) On and after the Closing Date, Seller agrees to give such further reasonable assurances and to execute, acknowledge and deliver such bills of sale, deeds, acknowledgements and other instruments of conveyance and transfer as in Buyer's judgment are reasonably necessary and appropriate to vest effectively in Buyer the full legal and equitable title to all of the Assets and Liabilities.

     (b) On and after the Closing Date, Buyer shall execute, acknowledge, and deliver any documents or instruments as may be necessary and appropriate to relieve and discharge Seller from its obligations with respect to the Liabilities.

     (c) Seller and Buyer shall cooperate fully with each other in connection with any examination conducted by any tax authority subsequent to the Closing Date by promptly providing upon request information relating to the tax liability of any business operated by Seller or Buyer with respect to the Branches and promptly informing the other of the institution of any material developments concerning, and the outcome of, the same.

     12.2 Merger and Amendment.
          --------------------

     This Agreement, together with the Confidentiality Agreement and the Escrow Agreement, sets out the complete agreement of the parties with respect to the matters discussed in this Agreement, and supersedes all prior agreements between the parties, whether written or oral, which apply to these matters. No provision of this Agreement may be changed or waived except as expressly stated in a document executed by both parties.

     12.3 Disputes.
          --------

     (a) Neither Seller nor Buyer shall assert any claim arising out of or relating to this Agreement (except with respect to Buyer's and Seller's indemnification obligations under Sections 6.5 and 7.3 insofar as they relate to certain claims asserted against the other party and claims which may be submitted to the Mediator under Section 3.3(d)) unless all of the following tests are met:

         (i) The amount in dispute with respect to the claim arising out of a single incident or group of closely related incidents exceeds $10,000.00;

         (ii) The aggregate amount of all claims by Buyer or Seller (as the case may be) which satisfy the preceding clause (i) exceed $50,000.00, in which case a claim may be asserted only to the extent that this $50,000.00 threshold has been exceeded; and

         (iii) The notice required by Section 12.3(b) is submitted on or before the second (2nd) anniversary of the Closing.

     (b) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations, as follows. Either party may give the other party written notice of any dispute not resolved in the normal course of business. Executives of both parties at comparable levels at least one step above the personnel who have previously been involved in the dispute shall meet at a mutually acceptable time and place within ten
(10) days after delivery of such notice, and thereafter as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved by these persons within thirty (30) days of the disputing party's notice, or if the parties fail to meet within ten (10) days, the dispute shall be referred to more senior executives of both parties who have authority to settle the dispute and who shall likewise meet to attempt to resolve the dispute. All negotiations under this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence, State rules of evidence, and common law.

     (c) Neither party shall have any liability for lost profits or punitive damages with respect to any claim arising out of or relating to this Agreement.

     12.4 Counterparts.
          ------------

     This Agreement may be executed in any number of counterparts, each of which will constitute an original, but all of which taken together shall constitute one and the same instrument.

     12.5 Exhibits and Schedules.
          ----------------------

     All exhibits and schedules referred to in this Agreement shall constitute a part of this Agreement.

     12.6 Assignment.
          ----------

     This Agreement is not assignable by either party without the written consent of the other party.

     12.7 Headings.
          --------

     The headings contained in this Agreement are inserted for convenience only and shall not affect the meaning of this Agreement or any of its provisions.

     12.8 Notices.
          -------

     Any notice under this Agreement shall be made in writing and shall be deemed received when either received or delivered in person, by facsimile transmission, or by first class mail, postage prepaid, to the parties at the address set forth below or at such other addresses as each party shall inform the other in writing.

     If to Seller to:          Jerry DeRojas, Vice President
                               The Chase Manhattan Bank, N.A.
                               Two Chase Manhattan Plaza, 16th Floor
                               New York, New York  10081

       with a copy to:         Jeffrey R. Jones, Esq., Vice President
                               The Chase Manhattan Bank, N.A.
                               One Chase Square, Clinton Square 5
                               Rochester, New York  14643

     and, in the case of notices under Section 12.1(c) to:

                               Manager, Tax Audits
                               The Chase Manhattan Bank, N.A.
                               33 Maiden Lane, 20th Floor
                               New York, New York 10081

     If to Buyer:              Sanford A. Belden, President & CEO
                               Community Bank, N.A.
                               5790 Widewaters Parkway
                               DeWitt, New York  13214

       with a copy to:         George J. Getman, Esq.
                               Bond, Schoeneck & King
                               One Lincoln Center, 18th Floor
                               Syracuse, New York  13202

     12.9 Expenses.
          --------

     Unless specifically stated to the contrary in this Agreement, each party will assume and pay for the expenses it incurs with respect to the purchase and sale of the Assets and assumption of the Liabilities under this Agreement. Each party shall be responsible for any fee payable to any agent, broker or finder acting on its behalf in this transaction.

     12.10 Public Announcements.
           --------------------

     Buyer and Seller will coordinate any press release that may be required regarding the transactions contemplated by this Agreement. Neither party will issue any external releases or make any external disclosures or announcements without consulting with or obtaining the approval of the other party, unless such announcement is, in the opinion of counsel to the party making the announcement, required by law.


THE CHASE MANHATTAN BANK                 COMMUNITY BANK,
  (NATIONAL ASSOCIATION)                   NATIONAL ASSOCIATION


By: /s/ Jerry A. DeRojas                 By: /s/ Sanford A. Belden
    --------------------------------         --------------------------------
    Jerry A. DeRojas, Vice President         Sanford A. Belden, President and
                                               CEO


COMMUNITY BANK SYSTEM, INC.


By: /s/ Sanford A. Belden
    --------------------------------
    Sanford A. Belden, President and
      CEO